Exhibit (10)BB

Change in Control Agreement

THIS AGREEMENT, made and entered into this 27th day of July, 2006, by and between FNB CORPORATION (hereinafter referred to as “FNB”), a bank holding company, with its principal office located at 105 Arbor Drive, Christiansburg, Virginia, organized and existing under the laws of the Commonwealth of Virginia, which owns all of the outstanding stock of First National Bank, and Gregory W. Feldmann whose mailing address is [mailing address] (sometimes hereinafter referred to as “Employee”).

WITNESSETH:

WHEREAS, Employee has been employed as a principal executive of FNB and in such capacity will develop an intimate and thorough knowledge of FNB’s business methods, trade secrets, and operations, as well as personal relationships with key individual employees of FNB and other banks and companies with which FNB does business;

WHEREAS, the retention of Employee’s services for and on behalf of FNB and/or its affiliates, is of material importance to the preservation and enhancement of the value of FNB’s business;

WHEREAS, FNB recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of FNB and its shareholders;

WHEREAS, the Board of Directors of FNB (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of FNB’s management to their assigned duties without distraction by the possibility of a change of control; and

WHEREAS, the Board believes it important, should FNB or its shareholders receive a proposal for transfer of control of FNB, that Employee be able to assess such proposal and advise the Board thereon, without being influenced by the uncertainties of Employee’s own employment status.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, FNB and Employee do hereby agree as follows:

I.	Change in Control

1.1 “Change in Control” means the occurrence, on or after the Agreement Effective Date and during the term of this Agreement of any of the following:

(A) The closing of a corporate reorganization in which the Company (or its successor) becomes a subsidiary of a holding company, the majority of the common stock of which is owned by persons who did not own the majority of the common stock of the Company (or its successor) immediately prior to the reorganization;

(B) Individuals who constitute the Board on the Agreement Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose nomination for election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board for purposes of this paragraph;

(C) The closing of the merger of the Company (or its successor) with or into another person; or

(D) The closing of the sale, conveyance, or other transfer of substantially all of the assets of the Company (or its successor) to another person.

For purposes hereof, the term “person” shall include any individual, corporation, partnership, group, association, or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company (or its successor), any entity in which the Company (or its successor) owns a majority of the voting interest, or any employee benefit plan(s) sponsored by the Company (or its successor).

1.2 In the event FNB completes an affiliation with any other institution in which there is a change in control and, as a result of the affiliation, the Employee occupies a position of less authority than the current position held under the terms of this Agreement and job responsibilities less than Executive Vice President and Chief Operating Officer of FNB, the Employee may elect to terminate employment under Section 2.2 of this Agreement and receive the compensation as provided in Section 3.1 hereof.

II.	Termination Following Change in Control

2.1 FNB recognizes that a change in control as defined in Section I may directly affect the direction and philosophy of FNB. A change in control may also affect Employee’s responsibilities and position with the FNB. Employee will be entitled to the compensation provided in subsection 3.1 of Section III hereof, upon Employee’s determination to terminate his employment with FNB or upon termination by FNB or upon termination by FNB of Employee’s employment with FNB.

2.2 Any termination by FNB or by Employee following a change in control shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. Such Notice of Termination shall specify the date as of which employment shall terminate (“Date of Termination”), which Date of Termination shall not be more than sixty (60) days from the date of the Notice of Termination.

III.	Compensation Upon Termination; Other Agreements

3.1 If within twelve (12) months of the date after which a change in control of the FNB shall have occurred, as defined in Section I above, Employee’s employment with FNB shall be terminated by the FNB or by Employee, then Employee shall be entitled, without regard to any contrary provisions of any Plan, to the following benefits:

(A) For a period of twelve (12) months, commencing on the Date of Termination, FNB shall make provisions so that Employee’s medical insurance benefits, life insurance, and accident insurance plan coverage and all other welfare and retirement plan and fringe benefits associated with Employee’s employment will continue to be on terms and at levels substantially the same as those existing on the day prior to the Date of Termination;

(B) For a period of twelve (12) months, commencing on the Date of Termination, Employee shall receive the Annual Compensation theretofore received by Employee from FNB. Payment shall be made each month when FNB’s payroll is customarily paid unless Employee irrevocably elects to receive all salary compensation due hereunder in a lump sum, which shall be paid within thirty (30) days of the Employee’s election. Should Employee elect to receive a lump sum settlement instead of monthly payments, the amount payable shall be reduced to the present value of monthly payments by using the one year certificate of deposit rate then in effect at FNB.

For purposes of this Agreement, “Annual Compensation” shall mean Employee’s current annual base salary immediately preceding the change in control in accordance with Section I hereof.

3.2 The amount of any payment provided for in this Section III shall not be reduced, offset or subject to recovery by the FNB by reason of any compensation earned by Employee as a result of subsequent employment by another employer, other than compensation from employment with a banking institution located in any county in Virginia whose county seat lies within fifty miles by highway from Christiansburg, Virginia and earned within twelve (12) months after a change in control.

3.3 Notwithstanding the other provisions of this Section III, should FNB terminate Employee for cause, no further compensation shall be paid to Employee after the Date of Termination. Otherwise, Employee shall be entitled to the full compensation provided for herein after his Termination, whether such Termination is initiated by Employee or FNB. For purposes of this subsection, the term “cause” shall mean personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order, willful or intentional breach or neglect of Employee’s duties hereunder, persistent negligence, or misconduct in the performance of Employee’s duties.

IV.	Successors; Binding Agreement

4.1 This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of FNB, which shall result from a change in control of FNB as defined in Section I hereof. FNB shall require any such successor, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as FNB would be required to perform if no such succession had taken place.

4.2 This Agreement shall inure to the benefit and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder at the time of death of Employee, such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or the devisee’s or legatee’s designee; or if there be no such devisee, legatee or designee, to Employee’s estate.

V.	Fees and Expenses

5.1 Both FNB and the Employee covenant and agree that in the event of a breach or default of either party of any of the terms of this Agreement, then the defaulting party shall reimburse the non-defaulting party for any and all legal expenses incurred to enforce the contract, including reasonable attorney’s fees.

VI.	Taxes

6.1 All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

VII.	Survival

7.1 The respective obligations of, and benefits accorded, FNB and Employee as provided in this Agreement shall survive termination of this Agreement.

VIII.	Notices

8.1 For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed to the addresses set forth on the first page of this Agreement, provided that all notices to FNB shall be directed to the attention of the Chairman of the Board, or to such other addresses either party may have furnished to the other in writing in accordance herewith; except that notice of change of address shall be in effect only upon receipt.

IX.	Miscellaneous

9.1 No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Employee and the Chairman of the Board or President of FNB (or highest ranking executive officer of FNB other than Employee, if applicable). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

X.	Validity

10.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XI.	Related Agreements

11.1 To the extent that any provision of any other agreement between FNB or any of its subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

XII.	Counterparts

12.1 This Agreement may be executed in one or more counterparts, which shall be construed together as one constituted Agreement.

XIII.	Governing Law

13.1 This Agreement shall be governed according to the laws of the Commonwealth of Virginia. Should either party bring suit to enforce the provisions hereof, FNB and Employee expressly consent to the exclusive jurisdiction and venue of the Circuit Court of Montgomery County, Virginia to resolve such dispute.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

FNB CORPORATION

/s/ William P. Heath, Jr.
William P. Heath, Jr.
President and CEO

EMPLOYEE

/s/ Gregory W. Feldmann
Name:	Gregory W. Feldmann
Title:	Chief Operating Officer